Exhibit 99.1

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the U.S. (“GAAP”), we are also disclosing certain non-GAAP financial information. Non-GAAP operating income is defined as operating income, excluding acquisition, integration and restructuring expenses, the amortization of intangible assets, purchase accounting adjustments and share-based compensation expense.

Management believes that providing this additional information is useful to the reader to assess and understand the financial performance of Tiger Parent (AP) Corporation as compared with results from previous periods. However, analysis of results via this financial measure should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Additionally, because this measure is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures reported by other companies.

TIGER PARENT (AP) CORPORATION AND SUBSIDIARIES

Historical financial information

(In millions)

(Unaudited)

	Three months ended
	July 31, 2021	April 30, 2021	January 31, 2021	October 31, 2020	July 31, 2020	April 30, 2020
Net sales	$9,236.9	$9,361.4	$10,952.2	$9,015.9	$8,229.3	$8,175.2
Cost of products sold	(8,657.8)	(8,817.0)	(10,309.9)	(8,496.6)	(7,731.2)	(7,643.5)
Gross profit	579.1	544.4	642.3	519.3	498.1	531.7
Operating expenses:
Selling, general and administrative expenses	(452.1)	(467.7)	(487.4)	(423.3)	(410.7)	(427.9)
Acquisition, integration and restructuring expenses	(14.3)	(36.7)	(34.0)	(31.8)	(177.2)	(17.7)
Legal settlements and other litigation, net	(5.1)	1.7	—	1.9	(41.2)	—
Gain on bargain purchase	—	—	2.0	28.2	—	—
Gain on sale of fixed assets	—	—	8.6	6.9	—	—
	(471.5)	(502.7)	(510.8)	(418.2)	(629.1)	(445.5)
Operating income (loss)	$107.6	$41.7	$131.5	$101.1	$(131.0)	$86.1
Adjustments
Acquisition, integration and restructuring expenses (1)	14.3	36.7	34.0	31.8	177.2	17.7
Amortization of intangibles (2)	41.1	42.6	39.4	38.8	29.3	24.5
Purchase accounting adjustments (3)	25.0	31.7	34.4	33.5	21.0	—
Stock-based compensation expense (4)	1.5	1.4	1.6	1.4	2.9	6.3
Non-GAAP operating income	$189.5	$154.1	$240.9	$206.5	$99.4	$134.6

(1) Costs primarily associated with acquisitions, Tiger Parent (AP) Corporation’s GBO Program, GBO 2 Program and tdONE Program.
(2) Costs associated with the amortization of intangible assets.
(3) Purchase accounting adjustments related to acquisitions, primarily related to certain consideration received from vendors.
(4) Costs associated with stock-based compensation plans.

(Amounts may not add due to rounding)

2